EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-87630, 333-74452, 333-60190, 333-36092, 333-76269, 333-55685, 333-33533, 333-27891, and 333-21619) of Southwest Bancorporation of Texas, Inc. of our report dated February 25, 2004 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 27, 2004